EXHIBIT  99.1

PRESS RELEASE                                             3515 SE Lionel Terrace
                                                          Stuart, FL 34997
                                                          Tel:  772-287-4846
                                                          Fax:  772-781-4778
                                                          www.ultrastrip.com
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For Release: November 7, 2003
Contact:  Mickey Donn, Sr. VP of Operations
          772-287-4846 ext. 105 or email, mdonn@ultrastrip.com

UltraStrip Award Broadens Patent Coverage


         Stuart, Florida, November 7/PRNewswire/--UltraStrip Systems, Inc. ("UltraStrip"), the pioneer of robotic ship hull cleaning equipment, announced today that it has received a patent covering the enabling technology of its pressure cleaning system from the U.S. Patent and Trademark Office (U.S. Patent 6,595,152). The patent application was filed in 1995, thus predating all known technology for ultra high-pressure robotic cleaning systems. UltraStrip has been awarded seven patents of its ultra high pressure cleaning systems over the years and are very pleased to announce that the latest patent constitutes the broadest possible coverage.

         President and CEO Stephen R. Johnson states, "UltraStrip's unique, patented semi automated systems are the highest production coating removal equipment available in the industry and this patent broadens the Company's established magnetic adhesion technology to now include vacuum adhesion and levels of chloride. Various products that are in the market may be infringing on UltraStrip's latest patent."

         UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry and has developed portable, self-contained filtration equipment for possible use in homeland security. UltraStrip's patented robotic water jetting systems are designed to provide an environmentally safe coatings removal process in both heavy marine and above ground storage tank applications. The robotic systems represent a significant innovation in the surface preparation of ships and other structures. UltraStrip's patented systems have been used on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, the USS Cole, the U.S. Navy destroyer attacked in Yemen in October 2000, the USS Doyle, a Navy guided missile destroyer, the USS Shreveport, LPD-17, Carnival and NCL cruise ships, as well as in the Lisnave Ship Yard in Portugal, one of the world's busiest commercial yards for the heavy marine industry. Information on UltraStrip can be obtained through its website www.ultrastrip.com.

Forward Looking Statements: This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.

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